Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aspen Aerogels, Inc.:

We consent to the use of our reports dated March 4, 2016, with respect to the consolidated balance sheets of Aspen Aerogels, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, incorporated by reference herein.

/s/ KPMG LLP

Boston, Massachusetts
March 4, 2016